Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below), dated August 2, 2017, and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any state in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such state or any administrative or judicial action pursuant thereto. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such state. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Rocket Fuel Inc.

at

$2.60 Net Per Share

by

Fuel Acquisition Co.,

a direct wholly-owned subsidiary of

Sizmek Inc.,

a corporation affiliated with

Vector Capital IV, L.P.,

Vector Capital V, L.P. and

Vector Solomon Holdings (Cayman), L.P.

Fuel Acquisition Co. (“Purchaser”), a Delaware corporation and a direct wholly-owned subsidiary of Sizmek Inc. (“Parent”), a Delaware corporation, hereby offers to purchase for cash all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Rocket Fuel Inc., a Delaware corporation (the “Company”), at a price of $2.60 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes (such amount per Share, or any different amount per Share that may be paid pursuant to the Offer (as defined below) in accordance with the Terms of the Merger Agreement (as defined below), the “Per Share Amount”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 2, 2017 (as may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related letter of transmittal (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Purchaser and Parent are affiliated with Vector Capital IV, L.P., a Delaware limited partnership, and Vector Capital V, L.P., a Delaware limited partnership, and Vector Solomon Holdings (Cayman), L.P., a Cayman Islands limited partnership. Tendering stockholders who have Shares registered in their names and who tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, bank or other institution should consult with such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF AUGUST 29, 2017, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 17, 2017, by and among Parent, Purchaser and the Company (the “Merger Agreement”), pursuant to which, following the consummation of the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, Purchaser and the Company will merge (the “Merger”), with the Company continuing as the surviving corporation in the Merger as a direct wholly—owned subsidiary of Parent (the “Surviving Corporation”), and each outstanding Share (other than Shares owned by Parent, Purchaser or the Company (or held in its treasury), any subsidiary of Parent or the Company, or by any stockholder of the Company who or which is entitled to and properly demands and perfects appraisal of such Shares pursuant to, and complies in all respects with, the applicable provisions of Delaware law) will at the effective time of the Merger be converted into the right to receive the Per Share Amount. As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly-owned subsidiary of Parent. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is conditioned upon, among other things, (a) the waiting periods (and any extensions thereof), if any, applicable to the Offer and the Merger pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) and the German Act against Restraints of Competition will have expired or otherwise been terminated, and all requisite consents pursuant thereto (if any) will have been obtained (the “Antitrust Condition”), (b) prior to the expiration of the Offer, there be validly tendered and not withdrawn in accordance with the terms of the Offer a number of Shares that, together with the shares of common stock of the Company then owned by Parent and Purchaser (if any), represents in the aggregate at least one share more than 50% of the outstanding shares of common stock of the Company as of the expiration of the Offer (excluding shares of common stock of the Company tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), by the Depositary for the Offer pursuant to such procedures) (the “Minimum Condition”), (c) no governmental authority of competent jurisdiction will have (i) enacted, issued or promulgated any law that is in effect as of immediately prior to the expiration of the Offer, or (ii) issued or granted any orders or injunctions that are in effect as of immediately prior to the expiration of the Offer, in each case that has the effect of restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Offer or the Merger; and (d) the Merger Agreement will not have been terminated in accordance with its terms. Parent and Purchaser can waive some of the conditions to the Offer without the consent of the Company. Parent and Purchaser cannot, however, waive certain conditions, including the Minimum Condition and the Antitrust Condition without the consent of the Company.

The purpose of the Offer is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. Following the consummation of the Offer, Purchaser intends to effect the Merger.

On July 17, 2017, after careful consideration, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and advisable, to enter into the Merger Agreement and consummate the Offer and the Merger (the “Transactions”) upon the terms and subject to the conditions set forth in the Merger Agreement; (ii) approved the Merger Agreement and its execution and delivery by the Company, the performance by the Company of its covenants and other obligations in the Merger Agreement, and the consummation of the Transactions in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), including that the Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL and that the Merger shall be consummated as promptly as practicable following the time when Purchaser will (and Parent will cause Purchaser to) accept for payment, and pay for, all Shares that are validly tendered and not withdrawn pursuant to the Offer (within the meaning of Section 14e-1(c) promulgated under the Securities Act of 1934, as amended) after the expiration of the Offer (as it may be extended as provided in the Merger Agreement); and (iii) recommended that the Company’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

The Merger Agreement contemplates that the Merger will be effected pursuant to Section 251(h) of the DGCL, which permits completion of the Merger upon the collective ownership by Parent, Purchaser and any other subsidiary of Parent of one share more than 50% of the number of Shares that are then issued and outstanding, and if the Merger is so effected pursuant to Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Therefore, the parties have agreed to cause the Merger to become effective as soon as practicable after consummation of the Offer, without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the DGCL.

The term “Expiration Time” means 12:00 midnight, New York City time, at the end of August 29, 2017, unless Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term “Expiration Time” means the latest time and date on which the Offer, as so extended, expires; provided, however, that the Expiration Time may not be extended beyond the Termination Date (January 17, 2018).

Subject to the provisions of the Merger Agreement and applicable law, Purchaser and Parent expressly reserve the right to waive (in whole or in part) prior to the Expiration Time any Tender Offer Condition (as described in the Offer to Purchase), to increase the Per Share Amount or to make any other changes in the terms and conditions of the Offer; provided, however, that unless previously approved in writing by the Company, Purchaser will not (i) waive the following conditions: (A) the Minimum Condition; (B) the Antitrust Condition; (C) no governmental authority of competent jurisdiction will have enacted, issued or promulgated any law that is in effect as of immediately prior to the expiration of the Offer, or issued or granted any orders or injunctions that are in effect as of immediately prior to the expiration of the Offer, in each case that has the effect of restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Offer or the Merger; and (D) the Merger Agreement will not have been terminated in accordance with its terms (the “Terms of the Merger Agreement”), or (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer; (B) decreases the consideration in the Offer or the number of Shares sought in the Offer; (C) extends the Offer, except pursuant to and in accordance with the Merger Agreement; (D) imposes additional conditions to the Offer; or (E) is adverse to the Company Stockholders.

The Merger Agreement provides that Purchaser will extend the Offer for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”) or the staff thereof or NASDAQ Stock Market applicable to the Offer. If, as of the then-scheduled expiration of the Offer, any Tender Offer Condition is not satisfied and has not been waived, then Purchaser will extend the Offer for one (1) or more periods of up to ten (10) business days per extension (up to January 17, 2018 (the “Termination Date”)) to permit such condition to the Offer to be satisfied or waived.

In any case, Parent and Purchaser will not be required to extend the Offer beyond the Termination Date or the date of valid termination of the Merger Agreement in accordance with its terms.

The Merger Agreement does not contemplate a subsequent offering period for the Offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Per Share Amount therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the Per Share Amount for Shares be paid to the stockholders, regardless of any delay in payment for such Shares. In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time and, unless theretofore accepted for payment as provided herein, tenders of Shares may also be withdrawn after October 1, 2017, the date that is 60 days from the date of the Offer to Purchase, unless previously accepted for payment pursuant to the Offer as provided therein. Thereafter, except as otherwise provided in the Offer to Purchase, tenders of Shares made pursuant to the Offer to Purchase are irrevocable.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary at one of its addresses listed on the back cover page of the Offer to Purchase prior to the Expiration Time. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible institution, unless such Shares have been tendered for the account of an eligible institution. If Shares have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares. All questions as to the form and validity (including, without limitation, time of receipt) of any notice of withdrawal will be determined by Purchaser, in its reasonable discretion, whose determination will be final and binding, except as may otherwise be finally determined in a subsequent judicial proceeding if our determination is challenged by a Company stockholder. None of Purchaser, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Time by following one of the procedures described in the Offer to Purchase.

The Company has provided Purchaser with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The receipt of cash as payment for the Shares pursuant to the Offer or pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. For a summary of the material United States federal income tax consequences of the Offer and the Merger, see the Offer to Purchase. Each holder of Shares should consult its or his or her own tax advisor regarding the United States federal income tax consequences of the Offer and the Merger to it in light of its, his or her particular circumstances, as well as the tax consequences that may arise under United States federal non-income tax laws or under the laws of any United States local, state or non-United States taxing jurisdiction and the possible effects of changes in such tax laws or the effects of any tax treaties.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser’s expense. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Stockholders and All Others Call Toll-Free: (888) 785-6709

Email: info@okapipartners.com

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